Neah Power’s New BuzzBar Suite Is First Recharging Product to Utilize Multiple Sources of Power

BOTHELL, Wash., March 20, 2014

Neah Power Systems, Inc., (OTCBB:NPWZ), a provider of proprietary, award-winning, power solutions (protected by patented and patent-pending applications), releases whitepaper regarding unique mobile charging device that can utilize multiple sources of power. The white paper is available for direct download at www.neahpower.com/pdfs/NP-WhitePaper-BuzzCell.pdf, and will help inform consumers about the unique capabilities of the BuzzBar Recharging Suite ahead of the formal launch. It is expected that consumers will be able to begin pre-ordering the new product line on Neah Power’s online store within the next two weeks.

“There are lots of charging devices on the market, but all of them rely on only one source of energy to work,” said Neah Power CEO, Chris D’Couto. “We believe that Neah Power is the first company to bring a revolutionary solution that allows consumers to use multiple sources of power to recharge their mobile devices. The BuzzBar is at the hub of the recharging suite and connects directly to a consumer’s mobile device. The BuzzBar can be recharged using the sun (BuzzSol), AA batteries (BuzzBat), and Neah Power’s exclusive fuel cell liquid power (BuzzCell)”.

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About Neah Power

Neah Power Systems, Inc., (OTCBB:NPWZ) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Heather Bledsoe

Hitman, Inc. | (212) 300.6026

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